UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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THE TJX COMPANIES, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Supplement to Proxy Statement Dated April 28, 2022
for the Annual Meeting of Shareholders to be Held on June 7, 2022
This Supplement to Proxy Statement, dated June 2, 2022 (this “Supplement”), supplements the Proxy Statement of The TJX Companies, Inc. (“TJX” or the “Company”), dated April 28, 2022, in connection with the solicitation by the Board of Directors of TJX (the “Board”) of proxies to be voted at the annual meeting of shareholders of the Company to be held on June 7, 2022.

The Board recommends that you vote in favor of Proposal 4 – advisory approval of TJX’s executive compensation (the say-on-pay vote).
FY22 was a strong year for TJX, despite the ongoing impact of the pandemic on our retail operations.
We surpassed net sales of $48 billion and had pre-tax profit of $4.4 billion and adjusted pre-tax profit of $4.6 billion.1 We also returned $3.4 billion to shareholders through our share repurchase and dividend programs, a Company record. During FY22, the Executive Compensation Committee of the Board (“ECC”) reviewed and considered executive compensation matters in the context of our broader global organization, including in relation to the challenges brought by the pandemic.
The ECC values feedback from our shareholders. We believe our shareholders have strongly supported our executive compensation program in recent years, consistent with the results of our say-on-pay vote, where we received 91% support in 2021 and 93% support in each of 2019 and 2020. We also believe the results of our 2021 say-on-pay vote expressed our shareholders’ support for the ECC’s thoughtful and deliberate approach to compensation decisions, including the careful use of discretion in evaluating our compensation programs that were affected, along with our business, by the pandemic.
Institutional Shareholder Services (“ISS”) has recommended that TJX shareholders vote against Proposal 4 (the say-on-pay vote), citing concerns with the discretionary adjustments made to previously-granted performance share unit (“PSU”) awards in response to the impact of the pandemic on our business. This Supplement provides additional information about those adjustments.
•The pandemic continued to have a significant impact on our retail business operations in FY22.
–The COVID-19 pandemic led to temporary closures of our stores for approximately 24% of FY212 and continued to impact our global retail operations during FY22. We entered FY22 in an environment of significant uncertainty, with hundreds of stores temporarily closed due to the pandemic at the time the ECC established performance goals for new incentive plans in March 2021. Throughout FY22, our business was impacted by various shopping restrictions, with our international businesses, in particular, disrupted by multiple temporary store closures and reopenings during the year.
–During the pandemic, TJX has remained focused on positioning the Company for long-term success. This includes our health and safety protocols for Associates and customers, pay and benefits initiatives for Associates, our cash and debt management, shareholder distributions, and other operational and strategic matters.
–The ECC has strongly supported TJX management’s strategic response to the pandemic.
1 FY22 adjusted pre-tax profit excludes the negative impact of a $242 million debt extinguishment charge from GAAP pre-tax profit of $4.4 billion.
2 Total store days closed due to the COVID-19 pandemic as a percentage of potential total store days open in FY21.

•The adjustments to previously-granted PSUs in connection with the pandemic were the result of a balanced and prudent exercise of discretion by the ECC that took into account feedback from our shareholders.
–The challenges of the pandemic were taken into account by the ECC in making its compensation decisions for both FY21 and FY22, including the approval of discrete and balanced adjustments to previously-granted PSUs. The ECC determined that the PSU adjustments were prudent and appropriately limited in order to more effectively align pay with performance results, consistent with our core compensation objectives and how we evaluate our business operations. The ECC has not made any one-time equity grants to our named executive officers (“NEOs”) since the start of the pandemic, and, by making limited adjustments to previously-granted PSUs, the ECC addressed the challenges of the pandemic in a thoughtful and measured way.
◦For FY19-21 PSUs, the ECC used limited discretion in approving below-target payouts following the close of the performance period, based on a performance-based proration approach that included no payout (0%) for the FY21 portion of the cycle, reflecting the significant negative impact of the pandemic on our business during FY21. This adjustment was discussed in detail in our 2021 proxy statement.
◦For FY20-22 PSUs, the ECC approved an adjustment during FY22 to exclude the positive or negative impact of certain discrete temporary items related to the pandemic that were not part of our operating performance plans, consistent with adjustments pre-established for our new incentive plans for performance periods starting in FY22. This adjustment was made during the PSU performance period and did not guarantee that any level of payout would be achieved.
–The ECC’s compensation decisions for FY21 and FY22 were informed by feedback from our shareholders. The ECC decided to modify these PSU awards only after we reached out to several of our largest shareholders during FY21 to better understand their perspectives on pandemic-related compensation actions. We held discussions with shareholders representing over 36% of shares outstanding and heard several different perspectives, including an acknowledgement of the need for flexibility in responding to the pandemic, strong support for our management team, and a range of views about discretionary adjustments to long-term incentives.
•The values attributable to PSU adjustments that are reported in the proxy compensation tables for FY22 were determined under accounting rules and did not affect target total compensation for our NEOs. The target total value of FY22 long-term (equity and cash) incentives for all our NEOs did not increase as compared to FY21 or FY20.
–Under SEC rules, the values we reported in the Stock Awards column of the Summary Compensation Table for FY22 include not only the grant date fair value of new equity awards granted during FY22 but also the incremental fair value of previously-granted PSUs that were modified during FY22, in accordance with applicable accounting standards.
–The additional amounts associated with PSU adjustments were reportable in the Summary Compensation Table for FY22, even though the grant date fair value of each modified PSU award was previously reported in the Summary Compensation Table for the year of grant (FY19 or FY20, as applicable).

•We have already returned to more of our traditional compensation practices for FY22, as discussed in our proxy statements for both 2021 and 2022.
–The ECC has not changed its overall views on executive compensation and continues to believe our executive compensation program should align with and foster our core compensation objectives, as discussed in our proxy statements.
–Our FY22 incentive structure reflects a return to more of our traditional practices.
◦For our annual incentive plan (MIP), we returned to the use of a financial performance goal as the primary metric.
◦For long-term incentives, we re-introduced three-year PSU awards and returned to three-year financial performance goals in our long-term cash program (LRPIP).
◦For FY22, we maintained the same total target long-term incentive value for each NEO as compared to FY21 and FY20 but re-balanced the mix to emphasize equity incentives and PSUs as compared to FY21.
◦Our program continues to emphasize long‐term incentives, with long‐term incentives comprising 70% of FY22 total target compensation for our CEO. In addition, a majority of FY22 target incentives (annual and long‐term) for all NEOs was tied to financial performance goals.
FY21 and FY22 were unprecedented years in TJX’s history as well as in the global environment. Throughout this time, TJX has remained focused on positioning the Company for long-term success and delivered a strong year in FY22. TJX’s executive compensation program for FY22 was aligned with our core compensation objectives and our performance, and the ECC structured and evaluated executive compensation in a careful and measured way in light of the ongoing challenges of the pandemic.
Please vote FOR Proposal 4 (the say-on-pay vote) to approve, on an advisory basis, TJX’s executive compensation.
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